Exhibit 16.1

February  17, 2015

Securities and Exchange Commission
100  F Street N .E.
Washington , D.C. 20549

Re :	Smartheat, Inc
Commission File No. 001-34246

Ladies and Gentlemen:

We have read Smartheat, Inc.'s statements included under Item 4.01 of its Current Report on Form 8-K dated February 17, 2015 to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with all statements pertaining to Goldman Kurland and Mohidin LLP under Item 4.01 (a).

Very truly yours,

/s/ Goldman Kurland and Mohidin LLP

Goldman Kurland and Mohidin LLP

CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS
16133 Ventura Blvd.. Suite 880  Encino, CA 91436
Tel 818-784-9000    Fax 818-784-9010